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                                                           EXHIBIT 10.11

                          EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, dated as of March 18, 1998, by and between TELETRAC, INC., a Delaware corporation (the "Company"), and JOHN F. SARTO, JR. (the "Employee").

                          W I T N E S S E T H:

          WHEREAS the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

          NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

          1.   Employment.   (a)  The Company hereby employs the Employee,
and the Employee hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

          (b) The Employee affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.

          2.  Term of Employment.  Unless earlier terminated as
hereinafter
provided, the term of the Employee's employment under this Agreement shall
initially be for a two-year period beginning on April    , 1998 (the
"Effective Date") and ending on April    , 2000.  Thereafter, this
Agreement will continue in full force and effect from year to year unless terminated by either the Employee or the Company by written notice given to the other not later than 90 days prior to the date of termination. The period from the Effective Date until the date the Employee's employment
hereunder is terminated (whether on April   , 2000 or earlier or later as
provided herein) is hereinafter called the "Employment Term."

          3. Duties. The Employee shall be employed as the Chairman and Chief Executive Officer of the Company, shall faithfully and competently perform such duties as are specified in the Bylaws of the Company and shall also perform and discharge such other executive employment duties and responsibilities consistent
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with his position as Chief Executive Officer as the Board of Directors of
the Company may from time to time reasonably prescribe. The Employee shall perform his duties at such places and times as the Board of Directors of the Company may reasonably prescribe; PROVIDED, HOWEVER, that if compliance with this requirement would require the Employee to relocate out of the San Diego area, the Employee will only be required to relocate on such terms and to such location as is mutually acceptable to the Employee and the Company. In that connection, the Company confirms and agrees, as a material inducement to Employee to enter into and perform this Agreement, to promptly relocate its principal executive offices to the San Diego area. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, personal affairs or non-profit public service activities, the Employee shall devote his full time during normal business hours throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

          4.  Salary, Bonus, Stock Option and Restricted Stock.  (a)
Salary.
As compensation for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of three hundred twenty-nine thousand one hundred twenty-eight dollars ($329,128) (said amount, together with any increases thereto as provided in this Section 4(a), being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals (but in no event less frequently than monthly) in accordance with the Company's payroll practices from time to time in effect. The Salary payable to the Employee pursuant to this Section 4(a) shall be subject to review by the Board of Directors of the Company no less frequently than annually, and may be increased as determined from time to time (in connection with such review or otherwise) by the Board of Directors of the Company in its sole discretion.

          (b)  Bonus.  For the Company's 1998 fiscal year, the Employee shall
receive bonus compensation from the Company in the amount of $100,000.
For each subsequent fiscal year (or portion thereof) occurring during the Employment Term, the Employee shall be eligible to receive bonus compensation from the Company in an amount to be determined by the Board of Directors of the Company. Any bonus payable hereunder shall be paid as promptly as practicable as determined by the Board of Directors in its sole discretion.
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          (c)  Withholding, Etc.  The payment of any Salary and bonus hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans.

          (d) Stock Option. Effective the Effective Date, Teletrac Holdings, Inc., the Company's corporate parent ("Holdings"), shall grant to the Employee a stock option to purchase an aggregate 22,828 shares, subject to adjustment as provided therein, of Class A Common Stock, $.01 par value ("Common Stock"), of Holdings. Such option is intended to the maximum extent permissible to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended. Such option shall be at the purchase price and subject to the other terms and conditions provided in stock option agreements between Holdings and the Employee substantially in the forms attached hereto as Exhibits A-1, A-2 and A-3.

          (e) Additional Option. Effective the Effective Date, Holdings shall grant to the Employee a stock option (the "Additional Option") to purchase an aggregate 10,553 shares, subject to adjustment as provided therein, of Common Stock of Holdings, at an exercise price of $220 per share. Such option shall be fully exercisable upon grant, shall have a term of five years (subject to earlier expiration in connection with the termination of Employee's employment), and shall otherwise be upon the terms and subject to the conditions provided in a stock option agreement between Holdings and the Employee in respect of such option substantially in the form attached hereto as Exhibit B.

          (f) Deferred Compensation. As of each anniversary of the Effective Date commencing in 1999, through and including 2003, Employee shall be eligible to receive the additional sum of four hundred sixty-four thousand three hundred thirty-two dollars ($464,332) subject to the terms and conditions provided herein. Such amounts shall be payable in the amounts and at the times directed by Employee, PROVIDED, that all such payments are subject to the following conditions:

     (i) Prior to or simultaneously with each such payment, the Employee shall have exercised the Additional Option at least as to that proportion of shares subject thereto as such payment, together with all payments theretofore made under this paragraph (f), represents of the aggregate two million three hundred twenty-one thousand six hundred sixty dollars ($2,321,660) payable under this paragraph (f).

     (ii) Employee is eligible to receive payments hereunder only at the times and under the circumstances in which he is eligible to exercise the Additional Option pursuant to its terms, and any amounts otherwise due or to come due hereunder
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     shall cease to be due or accrue if the Additional Option shall lapse unexercised.

     (iii) If Employee fails to give payment instructions as to all or any portion of the amounts payable under this paragraph (f), such amounts shall be payable in full on the seventh anniversary of the Effective Date provided that the Employee remains in the full-time employ of the Company as of such date.

          5.  Other Benefits.  (a)  During the Employment Term, the
Employee
shall:

          (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

          (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

          (iii)  be entitled to four weeks' annual paid vacation;

          (iv) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

          (v) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder (including, without limitation, those incurred in connection with the Employee's travelling between his home and the Company's principal executive offices until such offices are relocated to the San Diego area) in accordance with the Company's policies applicable thereto.

          (b)  In addition to the benefit plans described in clause
(a)(ii) above, if during the Employment Term a covered dependent of the Employee exceeds (i) the lifetime benefits for outpatient services for mental or nervous disorder, alcoholism or drug abuse, or (ii) the annual benefit for outpatient services for mental or nervous disorder, alcoholism or drug abuse available under such plans, then the Company shall pay such overage up to a maximum of $50,000 per year or, at its option, shall purchase supplemental insurance that would provide the Employee with the equivalent benefit.

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          6.  Confidential Information.  The Employee hereby covenants, agrees and acknowledges as follows:

          (a) The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company, Holdings, and their respective subsidiaries and affiliates (collectively, the "Companies"), including but not limited to (i) business plans, operating plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, patents, devices, software programs, reports, correspondence, tangible property and specifica-tions owned by or used in the businesses of one or more of the Companies, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, distribution, delivery or merchandising plans or ideas, and potential new business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee) or (y) that the Employee receives on a nonconfidential basis from a source (other than the Company, its affiliates or representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Companies or any of them.

          (b) The Employee hereby assigns to the Company, in consideration of his employment, all Confidential Information developed by or otherwise in the possession of the Employee at any time during the Employment Term, whether or not made or conceived during working hours, alone or with others, which relates, directly or indirectly, to businesses or proposed businesses of any of the Companies, and the Employee agrees that all such Confidential Information shall be the exclusive property of the Companies. Upon request of the Board of Directors of the Company, and at the expense of the Company, the Employee shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information.

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          (c)  The Employee shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information when required by applicable law or judicial process, but only after notice to the Company of the Employee's intention to do so and opportunity for the Company to challenge or limit the scope of the disclosure.

          (d) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this
     Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to seek injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; PROVIDED, HOWEVER, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

          (e) The Employee agrees that upon termination of his employment by the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information, documents, correspondence, notebooks, reports, computer programs and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Companies in any way developed or obtained by the Employee during the period of his employment with the Company.

          (f) The obligations of the Employee under this Section 6 shall survive the termination of the Employment Term and the expiration or termination of this Agreement and shall terminate three years after the termination of the Employment Term.

          (g) Without limiting the generality of Section 10 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

          7. Termination. (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

          (i)  death of the Employee;

         (ii) termination of the Employee's employment hereunder by the Employee at any time for "good reason" (as defined below);

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         (iii)  termination of the Employee's employment hereunder by the
     Employee at any time for any reason whatsoever (including, without limitation, resignation or retirement), other than "good reason" as contemplated by clause (ii) above;

        (iv) termination of the Employee's employment hereunder by the Company because of the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months, as determined by the Board of Directors of the Company in its reasonable discretion;

         (v) termination of the Employee's employment hereunder by the Company at any time "for cause" (as defined below), such termination to take effect immediately upon written notice from the Company to the Employee; and

          (vi) termination of the Employee's employment hereunder by the Company at any time, other than (x) termination by reason of disability or incapacity as contemplated by clause (iv) above or (y) termination by the Company "for cause" as contemplated by clause (v) above.

          (b) In the event that the Employee's employment is terminated pursuant to clause (i), (ii), (iv) or (vi) of Section 7(a) above, the Company shall pay to the Employee, as severance pay or liquidated damages or both, an amount equal to two times his then current annual Salary; PROVIDED, HOWEVER, that no such payment shall be due in the event such termination occurs on
or after March    , 2003 as a result of a notice of termination given by
the Company or by the Employee in connection with a failure to renew this Agreement as provided in Section 2. At the election of the Company, such payments may be made either (A) in a lump sum equal to the net present value of such payments (at an interest rate determined by the Board of Directors in its reasonable discretion) payable promptly after the date of termination; or (B) in installments during the twenty-four month period immediately following the date of termination, in accordance with the Company's payroll practices from time to time in effect. In the event of any termination following which payments are due under this paragraph (b), in addition to such payments, the Company shall continue to pay for each of the benefits to which Employee would have been entitled under Section 5(a)(ii) and 5(b) hereof but for such termination, for a period of twenty-four months (or until Employee is entitled to receive comparable benefits from a subsequent employer, if sooner).

          (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 7(b) above, the Company (and its
<PAGE 8>
affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and bonus as shall have been determined to be due by the Board of Directors and, in each case, remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Employee from the Company's benefits plans or reimbursement policies. The termination of this Agreement shall not relieve the Employee of any liability for any willful breach hereof.

          (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder unless not paid when due.

          (e) For purposes of this Agreement, the following definitions shall apply:

          (i) The term "good reason" shall mean only the following: (1) material default by the Company in the performance of its obligations hereunder, (2) material diminishment of the duties, position or responsibilities of the Employee hereunder (provided that, in either such case, the Employee shall have provided the Board of Directors of the Company with written notice of such default or other event and a reasonable opportunity to discuss the matter with the Employee, followed by a notice that the Employee adheres to his position and a reasonable opportunity to cure), or (3) a "Change of Control" of the Company (as defined below);

          (ii)  The term "cause" shall mean only the following:
     (1) conviction of a felony by Employee that is materially detrimental to the Company and/or its affiliates, (2) acts of dishonesty or moral turpitude by the Employee that are materially detrimental to the Company and/or its affiliates, (3) acts or omissions by the Employee that the Employee knew were likely to materially damage the business of the Company and/or any affiliate of the Company whose business, operations, assets or properties are material to the Company, (4) gross negligence by the Employee in the performance of, or willful disregard by the Employee of, his obligations hereunder, or willful and material breach by the Employee of the terms hereof or
     (5) failure by the Employee to obey the reasonable and lawful orders of the Board of Directors that are consistent with the provisions of this Agreement (provided that, in the event such failure shall not also constitute "cause" under any of clauses (1) through (4) above, the Employee shall have received written notice of such failure and a reasonable opportunity to discuss the matter with the Board of Directors, followed by a notice that the Board of
<PAGE 9>
     Directors adheres to its position and a reasonable opportunity to comply with such orders). It is understood and agreed that the performance of the Company, whether financial, operational or otherwise, shall not (in the absence of "cause" as provided in clauses (1) through (5) above) constitute "cause."

          (iii) "Change of Control" shall mean the acquisition of (a) beneficial ownership of more than 50% of the voting equity securities of the Company or any successor to the Company (by merger or otherwise) or (b) all or substantially all the assets of the Company, by any person or entity (including, without limitation, any group within the meaning of Section 13(d)(3) of the Securities Exchange Act, as amended) other than the "Investors," as such term is defined in the Stock Purchase Agreement dated as of November 14, 1995, among the
     Company and the Investors, or their respective affiliates.

          8.  Non-Assignability.  (a)   Neither this Agreement nor any
right
or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; PROVIDED, HOWEVER, that nothing in this Section 8(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

          (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          9. Competition, etc. (a) During the Employment Term and during the one-year period following the end of the Employment Term for any reason whatsoever, provided that payments, if any, required pursuant to
Section 7(b) hereof are made in full and in a timely fashion:

          (i) the Employee will not directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in primary and direct competition with the Company or any of its affiliates in its core metropolitan markets during the Employment Term or as of the end of the Employment Term, as the case may be, PROVIDED, HOWEVER, that the provisions of this
     Section 9(a)(i) shall not be deemed to prohibit (A) the Employee's ownership of not more than five percent (5%) of the total shares of all classes of stock outstanding of any
<PAGE 10>
     publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of any other business or (B) non-profit public service activities, as contemplated by Section 3 hereof; and

         (ii) the Employee will not directly or indirectly induce or attempt to induce any employee of the Company or any affiliate of the Company to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee thereof.

          (b) For purposes of this Section 9, no company or entity that may be deemed to be an affiliate of the Company solely by reason of its being controlled by, or under common control with, any of the Investors or their respective affiliates other than the Company, will be deemed to be an affiliate of the Company.

          (c) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 9 would be inadequate and, therefore, agrees that the Company and any of its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; PROVIDED, HOWEVER, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

          10. Binding Effect. Without limiting or diminishing the effect of
Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

          11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

          12. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          13. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of
Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with
<PAGE 11>
respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

          14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

          15. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

          16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
<PAGE 12>
          IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.


                              TELETRAC, INC.



                              By/s/Steven D. Scheiwe
                                ________________________________
                                Name: Steven D. Scheiwe
                                Title: General Counsel and Secretary


                              /s/John F. Sarto, Jr.
                              __________________________________
                                        John F. Sarto, Jr.